Exhibit 99.1

PLAINS AAP, L.P.
INDEX TO FINANCIAL STATEMENT

Page
Report of Independent Auditors	F-2
Consolidated Balance Sheet as of December 31, 2005	F-3
Notes to the Financial Statement	F-4

Report of Independent Auditors

To the Board of Directors of Plains All American GP LLC and partners of Plains AAP, L.P.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Plains AAP, L.P. at December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of Plains AAP, L.P.’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas
March 21, 2006

PLAINS AAP, L.P.
BALANCE SHEET
(in thousands)

December 31, 2005
ASSETS
Cash	$2,323
Investment in Plains All American Pipeline, L.P.	68,408
Total Assets	$70,731
LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Performance Options Obligation	$4,360
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL
Limited Partners	65,825
General Partner	546
Total Partners’ Capital	66,371
Total Liabilities and Partners’ Capital	$70,731

PLAINS AAP, L.P.
Notes to the Financial Statement

Note 1—Organization

Plains AAP, L.P. (the “Partnership”) is a Delaware limited partnership, formed on May 21, 2001 and, through a series of transactions, capitalized on June 8, 2001. Through this series of transactions, a predecessor to Vulcan Energy GP Holdings (“Vulcan Energy”) conveyed to us its general partner interest in Plains All American Pipeline, L.P. (“PAA”) and subsequently sold a portion of its interest in us to certain investors. In August 2005, Sable Investments, L.P. sold its limited partner interest in the Partnership. The remaining owners elected to exercise their right of first refusal, such that the interest was allocated prorata to all remaining owners. As a result of the transaction, the limited partner interest of Vulcan Energy increased from approximately 44% to approximately 54%. At closing, Vulcan Energy entered into a voting agreement that restricts its ability to unilaterally elect or remove our independent directors, and, separately, PAA’s CEO and COO agreed to waive certain change-of-control payment rights that would otherwise have been triggered by the increase in Vulcan Energy’s ownership interest. Thus, at December 31, 2005, our ownership structure consisted of a 1% general partner interest held by Plains All American GP LLC (the “General Partner”) and the following limited partner interests (the “Partners”):

•       Vulcan Energy GP Holdings Inc.—53.778%

•       KAFU Holdings, L.P.—20.066%

•       E-Holdings III, L.P.—8.910%

•       E-Holdings V, L.P.—2.09%

•       Mark E. Strome—2.608%

•       PAA Management L.P.—4.889%

•       Strome MLP Fund, L.P.—1.303%

•       Wachovia Investors, Inc.—4.134%

•       Lynx Holdings, L.P.—1.222%

As of December 31, 2005, we own a 2% general partner interest in PAA as well as incentive distribution rights, the ownership of which entitles us to receive incentive distributions if the amount that PAA distributes with respect to any quarter exceeds the minimum quarterly distribution of $0.45 per unit as specified in the PAA partnership agreement. We also own, as of December 31, 2005, a limited partner interest consisting of 200,662 common units of PAA (see Note 4). PAA is a publicly traded Delaware limited partnership, formed in 1998 and engaged in interstate and intrastate crude oil transportation, and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products (collectively, “LPG”), in the United States and Canada. In addition, through its 50% equity ownership in PAA/Vulcan Gas Storage LLC, PAA is engaged in the development and operation of natural gas storage facilities. PAA’s operations can be categorized into two primary business activities:

Crude Oil Pipeline Transportation Operations.   As of December 31, 2005, PAA owned approximately 15,000 miles of active gathering and mainline crude oil pipelines located throughout the United States and Canada. Its activities from pipeline operations generally consist of transporting crude oil for a fee, third party leases of pipeline capacity, barrel exchanges and buy/sell arrangements.

PLAINS AAP, L.P.
Notes to the Financial Statement (Continued)

Gathering, Marketing, Terminalling and Storage Operations.   As of December 31, 2005, PAA owned approximately 39 million barrels of active above-ground crude oil terminalling and storage facilities, including tankage associated with its pipeline systems. These facilities include a crude oil terminalling and storage facility at Cushing, Oklahoma. Cushing is one of the largest crude oil market hubs in the United States and the designated delivery point for NYMEX crude oil futures contracts. PAA utilizes its storage tanks to counter-cyclically balance its gathering and marketing operations and to execute various hedging strategies to stabilize profits and reduce the negative impact of crude oil market volatility while at the same time providing upside exposure to opportunities inherent in volatile market conditions. PAA’s terminalling and storage operations also generate revenue at the Cushing Interchange and its other locations through a combination of storage and throughput charges to third parties. PAA also owns approximately 1.8 million barrels of LPG storage. PAA’s gathering and marketing operations include: (i) the purchase of US and Canadian crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities, as well as foreign cargoes; (ii) the transportation of crude oil on trucks, barges, pipelines and ocean-going vessels; (iii) the subsequent resale or exchange of crude oil at various points along the crude oil distribution chain; and (iv) the purchase of LPG from producers, refiners and other marketers, the storage of LPG at storage facilities owned by PAA or other parties and the sale of LPG to wholesalers, retailers and industrial end users.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet. These estimates include those made in determining the value of the vested options under our Performance Option Plan (see Note 6). Although management believes these estimates are reasonable, actual results could differ, and may differ materially from these estimates.

Investment in PAA

We account for our ownership investment in PAA in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” We have the ability to exercise significant influence over PAA, but not control; and therefore, we account for the investment under the equity method (see “New Accounting Pronouncement” as well as Notes 3 and 5). Changes in our ownership interest in PAA due to PAA’s issuance of additional capital or other capital transactions that alter our ownership investment are recorded as increases or decreases to our investment balance in PAA and the results of such changes are allocated between the general partner and limited partners in partners’ capital.

Stock-Based Compensation

The recipients of the options issued under the Performance Option Plan discussed in Note 6 are employees of our General Partner. The options are options to purchase units of PAA. Thus, the accounting model prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation,” and interpreted by Emerging Issues Task Force Issue No. 96-18 “Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in conjunction with Selling, Goods or Services,” is applicable. We account for the options using an

PLAINS AAP, L.P.
Notes to the Financial Statement (Continued)

approach based on when the options will vest. Once the options vest, we adjust the accrual each period based on their fair market value as calculated using the Black-Scholes Model (see Note 6). As required, effective January 1, 2006, we will adopt SFAS 123R “Share-Based Payment” but do not expect this statement to have a material impact on our financial statements.

Income Taxes

No liability for U.S. or Canadian income taxes related to our operations is included in the accompanying financial statement because, as a partnership, we are not subject to Federal, State or Provincial income tax; and the tax effect of our activities accrues to the Partners. The Partners may be required to file U.S. Federal and State, as well as Canadian Federal and Provincial, income tax returns.

New Accounting Pronouncement

In June 2005, the Emerging Issues Task Force released Issue No. 04-05 (“EITF 04-05”), “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”  EITF 04-05 provides guidance in determining whether a general partner controls a limited partnership by determining the limited partners’ substantive ability to dissolve (liquidate) the limited partnership as well as assessing the substantive participating rights of the limited partners within the limited partnership. EITF 04-05 states that if the limited partners do not have substantive ability to dissolve (liquidate) or have substantive participating rights then the general partner is presumed to control that partnership and would be required to consolidate the limited partnership. This EITF is effective in fiscal periods beginning after December 15, 2005. We will adopt this standard prospectively on January 1, 2006. The adoption of this standard will result in the consolidation of PAA’s results of operations and balance sheet as summarized below into our financial statements. The pro forma impact of this change on our December 31, 2005 balance sheet would result in total assets of $4.2 billion, total current liabilities of $1.8 billion, and total long-term debt and other long term liabilities of $996.3 million, and minority interest of $1.3 billion. There is no impact to our total partners’ capital.

Note 3—Investment in PAA

Our investment in PAA at December 31, 2005, is approximately $68.4 million. The summarized financial information of PAA at December 31, 2005, is presented below (in millions):

Current assets	$1,805.2
Non-current assets	$2,315.1
Current liabilities	$1,793.3
Long-term debt and other long-term liabilities	$996.3
Partners’ capital	$1,330.7

At the date of inception, our investment in PAA exceeded our share of the underlying equity in the net assets of PAA by approximately $44.5 million. This excess is related to the fair value of PAA’s crude oil pipelines and other assets at the time of inception and is amortized on a straight-line basis over their estimated useful life of 30 years. At December 31, 2005, the unamortized portion of this excess was approximately $34.2 million.

PLAINS AAP, L.P.
Notes to the Financial Statement (Continued)

Note 4—Contribution of Subordinated Units

On June 8, 2001, certain of our limited partners contributed to us an aggregate of 450,000 subordinated units of PAA, all of which subsequently converted into common units. These 450,000 units (the “Option Units”) are intended for use in connection with an option plan pursuant to which certain members of the management of our general partner, subject to the satisfaction of vesting criteria, have a right to purchase a portion of such Option Units. See Note 6 for a discussion of the terms of these options.

The breakdown of the options associated with these units at December 31, 2005 is as follows:

Vested options outstanding(1)	169,000
Exercised or cancelled	279,000
Total options issued	448,000
Available for grant	2,000
450,000

(1)                 All options vested in August 2005 due to a change in the ownership structure of Plains AAP, L.P. (see Note 1).

Until the exercise of the remaining 169,000 options, we will continue to own and receive any distributions paid by PAA with respect to the Option Units, and any distributions we make as a result of the receipt of distributions on the Option Units will be paid to our limited partners in proportion to the original contribution of the Option Units.

Note 5—Partners’ Capital

We distribute all of our available cash, less reserves established by management, on a quarterly basis. Generally, distributions are paid to the partners in proportion to their percentage interest in the Partnership. Distributions related to the Option Units are paid to our limited partners in proportion to their original contribution of the Option Units. Included in partners’ capital is accumulated other comprehensive income of approximately $5.7 million related to our share of PAA’s accumulated other comprehensive income (loss). Other comprehensive income (loss) is allocated based on each partner’s ownership interest.

The General Partner manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the Partnership agreement, or by nonwaivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business, including the execution of contracts and management of litigation. Our General Partner (or, in the case of PAA’s Canadian operations, PMC (Nova Scotia) Company) employs all officers and personnel involved in the operation and management of PAA and its subsidiaries. PAA reimburses the General Partner for expenses, including compensation expenses, related to such operation and management. We have no commitment or intent to fund cash flow deficits or furnish other financial assistance to PAA.

Because we hold limited partner units of PAA, we recognize a change of interest gain or loss at the time of each PAA equity transaction involving the issuance of PAA common units. Such gains or losses

PLAINS AAP, L.P.
Notes to the Financial Statement (Continued)

reflect the change in the book value of our limited partner equity in PAA compared to our proportionate share of the change in the underlying net assets of PAA due to the equity transaction.

During the first quarter of 2005, holders of PAA’s Class B and Class C common units converted such units into PAA common units. Also during the first quarter of 2005, PAA issued 575,000 common units to a subsidiary of Vulcan Energy Corporation at a price of $38.13 per unit. In conjunction with that offering, we received additional investments from the partners and through our general partner interest made a contribution to PAA totaling approximately $0.4 million. We recognized a gain of $0.4 million in our partners’ capital related to the conversion of the Class B and Class C common units and the offering of common units.

During September 2005, PAA completed a public offering of 4,500,000 common units for $42.20 per unit ($40.512 per unit, net of underwriting discounts and commissions). Concurrently with the closing of the public offering, PAA completed the sale of 679,000 common units to investment funds affiliated with Kayne Anderson Capital Advisors, L.P. in a privately negotiated, registered transaction for a purchase price of $40.512 per unit (the public offering price less underwriting discounts and commissions). In conjunction with these offerings, we received additional investments from the partners and through our general partner interest made a contribution to PAA totaling approximately $4.4 million. We recognized a gain of $0.7 million in our partners’ capital related to the offering of common units.

During October 2005, the underwriters of the above mentioned public offering exercised their over-allotment option on 675,000 common units for $42.20 per unit. In conjunction with this offering, we received additional investments from the partners and through our general partner interest made a contribution to PAA totaling approximately $0.6 million. We recognized a gain of $0.1 million in our partners’ capital related to the exercise of the over-allotment.

During 2005, we received distributions of $19.5 million from PAA. This includes distributions of $0.9 million for our common unit interest, $3.6 million for our general partner interest and $15.0 million for our incentive distribution interest.

Note 6—Performance Option Plan

In June 2001, the Performance Option Plan (the “Plan”) was approved by our General Partner to grant options to purchase up to 450,000 Option Units of PAA to employees of the General Partner (see Note 4). Substantially all available options under the Plan have been issued. The options were granted with a per unit exercise price of $22, less 80% of any per unit distribution on an Option Unit from June 2001 until the date of exercise. As of February 14, 2006, the exercise price has been reduced to approximately $13.30 for distributions made since June 2001.

At December 31, 2005, there were 169,000 vested options outstanding. These options are considered performance awards and are accounted for at fair value upon vesting and are revalued at each financial statement date based on the Black-Scholes Model. At December 31, 2005, the estimated fair value of $25.80 per unit resulted in a liability of approximately $4.4 million.

PLAINS AAP, L.P.
Notes to the Financial Statement (Continued)

The facts and assumptions used in the Black-Scholes Model at December 31, 2005, were as follows:

		Assumptions
Options Outstanding	Options Vested	Weighted Average Interest Rate	Weighted Average Expected Life	Weighted Average Expected Volatility	Weighted Average Expected Dividend Yield(1)
169,000	169,000	4.32%	3.2	18.65%	1.77%

(1)                 Reflects 20% of anticipated dividend yield to provide for the reduction in the exercise price of the options equal to 80% of distributions.

During 2005, the following transactions took place:

•        approximately 109,000 options were exercised, resulting in the issuance of approximately 75,000 Option Units of PAA, after netting units for the exercise price;

•        approximately 170,000 options were cancelled, the underlying units were sold and the proceeds, net of the strike price, were remitted to the optionees.

•        Approximately 7,500 of the PAA units that we owned after the net exercise of options discussed above were sold to our general partner. The sale of the PAA units to our general partner was made at the market price on the date of the transaction.

In conjunction with these transactions, we recorded gains of approximately $6.2 million, which represents the difference between (i) the exercise price (or sales price, as applicable) multiplied by the number of Option Units exercised, cancelled or sold and (ii) our total weighted average basis in the units. Additionally, we reduced the capital accounts of the limited partners and general partner related to the sales of the PAA units as we are obligated to return any proceeds from the sale of PAA units to the limited partners that contributed the PAA units initially (see Note 4).

During the first quarter of 2005, the Board of Directors of our General Partner approved amendments to the Plan. The Plan, as amended, requires options that vest in 2005 or thereafter to be exercised in the year in which they vest. In August 2005, because of the change in ownership structure discussed in Note 1, all unvested options under the Plan became fully vested. The remaining options expire in 2011 and 2012. The following table details the disposition of options:

	Vested Prior to 2005	Vested During 2005	Total Options Issued
Unexercised	169,000	—	169,000
Exercised or cancelled	25,500	253,500	279,000
	194,500	253,500	448,000

Note 7—Subsequent Event

Distribution

PAA declared a cash distribution to the Partnership of $6.6 million ($1.0 million for its general partner interest and $5.6 million for its incentive distribution interest) for the fourth quarter of 2005. The distribution, which was declared on January 24, 2006, was received on February 14, 2006.